Exhibit 10.2
EXECUTION COPY
SEVERANCE PAYMENT AGREEMENT
     This Severance Payment Agreement (this “Agreement”), made to be effective on the 14th day of May 2008, by and among CSB Bancorp, Inc., an Ohio corporation (“CSB Bancorp”), Indian Village Bancorp, Inc., a Pennsylvania corporation (“IVB”), Indian Village Community Bank, an Ohio state savings bank (“Indian Village Bank”), and Andrea R. Miley, an individual residing in Tuscarawas County, Ohio (the “Employee”);
W I T N E S S E T H:
     WHEREAS, IVB and Indian Village Bank (collectively, “Indian Village”) and the Employee entered into an Employment Agreement dated June 23, 2003 (as amended and/or extended, the “Employment Agreement”);
     WHEREAS, IVB and CSB Bancorp are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which IVB will merge with and into CSB Bancorp (the “Merger”);
     WHEREAS, because the term of the Employment Agreement ends on June 26, 2008, Indian Village currently contemplates that the Employment Agreement will be extended on that date, subject to applicable regulatory approval and the terms and conditions set forth in Section 6.10(b) of the Merger Agreement; and
     WHEREAS, the parties hereto desire to provide for CSB Bancorp’s obligation to provide certain severance benefits to the Employee upon the occurrence of certain events in accordance with the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Employee, CSB Bancorp, IVB and Indian Village Bank, intending to be legally bound, hereby agree as follows:
     1. If, and only if, the Employee continues to serve Indian Village as an Employee in good standing between the date of the Merger Agreement and the effective date of the Merger (the “Effective Date”) and the Employee voluntarily or involuntarily separates from service (with the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), on the Effective Date, CSB Bancorp and its subsidiaries (collectively, “CSB”) shall provide the following severance benefits to the Employee following the Effective Date (collectively, the “Severance Benefits”):
          (a) On or before the 14th day following the Effective Date, CSB shall pay to the Employee the sum of $60,000.00 in immediately available funds; and
          (b) CSB shall pay the COBRA costs (both employer and employee portions) for the Employee to maintain continued medical insurance coverage, at the same level (i.e., single or family) as the Employee receives from Indian Village as of the date hereof, until the earlier of (i) one (1) year following the Effective Date or (ii) the date on which the Employee obtains other comparable medical insurance coverage through another employer or otherwise.
     2. Notwithstanding the foregoing, if the Employee and CSB enter into an employment arrangement before the Effective Date and the Employee voluntarily separates from service (within the meaning of Section 409A of the Code) within 60 days following the Effective Date, CSB shall provide the Employee with the Severance Benefits pursuant to Section 1 (except that the time periods applicable to the provision of the Severance Benefits shall be based on the date of the termination of the Employee’s employment arrangement) if, and only if, the Employee served Indian Village and CSB as an employee in good standing between the date of the Merger Agreement and the date of such separation from service.
     3. For a period of six (6) months after the date on which the Severance Benefits are paid, the Employee shall not work for, advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes, within Tuscarawas County, with the depository, lending or other activities of CSB.
     4. The parties hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Employment Agreement, effective as of the Effective Date, the Employment Agreement shall terminate and thereafter have no further force or effect. Without limiting the generality of the foregoing, the Employee specifically acknowledges and agrees that the Severance Benefits set forth in this Agreement are the only change-in-control, severance or other benefits to which the Employee will be entitled after the Effective Time. The Employee hereby expressly waives, and releases CSB and Indian Village from, any obligation, covenant, condition or other provision contained in the Employment Agreement which is inconsistent with the terms hereof.
     5. Notwithstanding anything to the contrary contained herein, the Severance Benefits contemplated by this Agreement shall be subject to and conditioned upon compliance with applicable state and federal law, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
     6. In the event that the Merger Agreement is terminated pursuant to Section 8.01 thereof, this Agreement shall automatically terminate and thereafter have no further force or effect.
     7. This Agreement shall be governed by and construed in accordance with Ohio law.

     IN WITNESS WHEREOF, CSB Bancorp, IVB, Indian Village Bank and the Employee have signed this Severance Payment Agreement to be effective on the first date above written.

EMPLOYEE:
/s/ Andrea R. Miley
Name:	Andrea R. Miley

INDIAN VILLAGE BANCORP, INC.
By	/s/ Marty R. Lindon
	Name:	Marty R. Lindon
	Title:	President and CEO

INDIAN VILLAGE COMMUNITY BANK
By	/s/ Kenneth N. Koher
	Name:	Kenneth N. Koher
	Title:	President

CSB BANCORP, INC.
By	/s/ Eddie L. Steiner
	Name:	Eddie L. Steiner
	Title:	President and CEO